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EXHIBIT 5.1

LETTERHEAD OF CLIFFORD CHANCE US LLP

July 8, 2003

iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036

Dear Sirs:

        We have acted as counsel to iStar Financial Inc. (the "Company") in connection with a Registration Statement on Form S-3 (File number 333-105945) under the Securities Act of 1933, as amended (the "Registration Statement") and in connection with the offer and sale by the Company of an aggregate of 5,600,000 shares of Series E Cumulative Redeemable Preferred Stock, par value $.001 per share, of the Company ("Series E Preferred Stock ").

        Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Series E Preferred Stock has been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus supplement for the offering of the Series E Preferred Stock dated July 8, 2003 for at least its par value, the Series E Preferred Stock will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

                      Very truly yours,

                      /s/ CLIFFORD CHANCE US LLP

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  EXHIBIT 5.1